Exhibit 8.1

633 Seventeenth Street, Suite 3000, Denver, CO 80202-3622

Telephone: 303.297.2900    Fax: 303.298.0940    www.shermanhoward.com

October 3, 2016

National CineMedia, LLC

9110 E. Nichols Ave., Suite 200

Centennial, Colorado 80112-3405

Re:	National CineMedia, LLC

Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to National CineMedia, LLC, a Delaware limited liability company (the “Company”), in connection with the public offering of $250,000,000 aggregate principal amount of the Company’s 5.750% Senior Notes due 2026 (the “Exchange Notes”). The Exchange Notes are to be issued pursuant to an exchange offer (the “Exchange Offer”) in exchange for a like principal amount of the Company’s issued and outstanding 5.750% Senior Notes due 2026 (the “Original Notes”) pursuant to (i) the Registration Statement on Form S-4 (the “Registration Statement”) as filed by the Issuer on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and (ii) the related prospectus (the “Prospectus”) that forms a part of the Registration Statement.

Subject to the assumptions, qualifications and limitations set forth in the discussion in the Prospectus under the caption “Material United States Federal Income Tax Consequences”, we confirm that such discussion, insofar as it concerns conclusions of law, constitutes our opinion as to the material United States federal income tax consequences relating to the exchange of Original Notes for Exchange Notes pursuant to the Exchange Offer and of the ownership and disposition of Exchange Notes acquired pursuant to the Exchange Offer.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are experts within the meaning of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Sherman & Howard L.L.C.